SUB-ITEM 77D(G)

MFS Commodity Strategy Fund, a series of MFS Series Trust XV, changed its status from a non-diversified fund to a diversified fund as described in the supplement, dated June 1, 2017, to the Fund's prospectus, as filed with the Securities Exchange Commission via EDGAR on June 1, 2017, under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference.